EXHIBIT 23.1






                         CONSENT OF INDEPENDENT AUDITORS'




The Board of Directors
Mobius Management Systems, Inc.


         We consent to incorporation by reference in this registration statement, dated February 13, 2002, on Form S-8 of Mobius Management Systems, Inc. of our report dated July 25, 2001 relating to the consolidated balance sheets of Mobius Management Systems, Inc. and subsidiaries as of June 30, 2000 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2001, which report appears in the June 30, 2001 Form 10-K of Mobius Management Systems, Inc.

KPMG LLP
/s/ KPMG LLP

Stamford, Connecticut
February 13, 2002